Exhibit 23(a)

SELIGMAN MUNICIPAL SERIES TRUST

Instrument of Abolishing Class D Shares

of

Seligman California High-Yield Municipal Series, Seligman California Quality Municipal Series, Seligman Florida Municipal Series and Seligman North Carolina Municipal Series

WHEREAS, Seligman Municipal Series Trust (the “Trust”) was established pursuant to a Declaration of Trust dated July 25, 1984, as amended from time to time (the “Declaration of Trust”);

WHEREAS, pursuant to Section 6.9(j) of the Declaration of Trust, the Trustees established and designated Class D Shares (“Class D”) of Seligman California High-Yield Municipal Series (the “California High-Yield Fund”), of Seligman California Quality Municipal Series (the “California Quality Fund”), of Seligman Florida Municipal Series (the “Florida Fund’) and of Seligman North Carolina Municipal Series (the “North Carolina Fund”), each such fund a separate series of the Trust;

WHEREAS, the Trustees of the Trust converted all shares of Class D of the California High-Yield Fund, the California Quality Fund, the Florida Fund and the North Carolina Fund into shares of Class C of the California High-Yield Fund, the California Quality Fund, the Florida Fund and the North Carolina Fund, respectively, on May 16, 2008;

WHEREAS, there are no more Class D shares of the California High-Yield Fund, the California Quality Fund, the Florida Fund or the North Carolina Fund outstanding; and

WHEREAS, the Trustees of the Trust have determined that Class D of each of the California High-Yield Fund, the California Quality Fund, the Florida Fund and the North Carolina Fund should be abolished;

NOW, THEREFORE, the undersigned, being at least a majority of the Trustees of the Trust in office, hereby (i) abolish Class D of the California High-Yield Fund, and the establishment and designation thereof, (ii) abolish Class D of the California Quality Fund, and the establishment and designation thereof, (iii) abolish Class D of the Florida Fund, and the establishment and designation thereof, and (iv) abolish Class D of the North Carolina Fund, and the establishment and designation thereof, each such abolition to take effect upon the filing of this certificate with the Secretary of State of the Commonwealth of Massachusetts.

This instrument shall have the status of an amendment to the Declaration of Trust.

Each of the undersigned states that the foregoing action was duly taken in the manner provided for in the Declaration of Trust.

A copy of the Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed by the Trustees of the Trust, as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, Officers, or Shareholders individually but are binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, the undersigned have set their hand to this instrument as of this 16th day of May, 2008.

Maureen Fonseca	Leroy C. Richie

John R. Galvin	Robert L. Shafer

John F. Maher	James N. Whitson

Frank A. McPherson	William C. Morris

Betsy S. Michel	Brian T. Zino